Exhibit 99.2

Fiesta Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

(unaudited)

	Three Months Ended								Year Ended
	March 31, 2011	(a) %	July 3, 2011	(a) %	October 2, 2011	(a) %	January 1, 2012	(a) %	January 1, 2012	(a) %
Revenues:
Restaurant sales	$115,251		$120,748		$120,781		$116,469		$473,249
Franchise royalty revenues and fees	365		501		376		477		1,719

Total revenues	115,616		121,249		121,157		116,946		474,968
Costs and expenses:
Cost of sales	36,344	31.5%	39,675	32.9%	38,833	32.2%	37,859	32.5%	152,711	32.3%
Restaurant wages and related expenses (b)	31,633	27.4%	32,769	27.1%	32,544	26.9%	32,137	27.6%	129,083	27.3%
Restaurant rent expense	4,060	3.5%	4,232	3.5%	4,232	3.5%	4,406	3.8%	16,930	3.6%
Other restaurant operating expenses	14,743	12.8%	15,744	13.0%	16,604	13.7%	14,786	12.7%	61,877	13.1%
Advertising expense	4,119	3.6%	3,774	3.1%	4,468	3.7%	3,903	3.4%	16,264	3.4%
General and administrative expenses (b) (c)	8,921	7.7%	9,052	7.5%	9,118	7.5%	10,368	8.9%	37,459	7.9%
Depreciation and amortization	4,797	4.2%	4,949	4.1%	4,837	4.0%	4,954	4.3%	19,537	4.1%
Impairment and other lease charges	264	0.2%	820	0.7%	(68)	-0.1%	1,728	1.5%	2,744	0.6%
Other income	—	0.0%	—	0.0%	107	0.1%	39	0.0%	146	0.0%

Total costs and expenses	104,881		111,015		110,675		110,180		436,751

Income from operations	10,735		10,234		10,482		6,766		38,217
Interest expense	4,845		4,842		6,651		7,703		24,041

Income (loss) before income taxes	5,890		5,392		3,831		(937)		14,176
Provision (benefit) for income taxes	2,276		1,757		1,409		(807)		4,635

Net income (loss)	$3,614		$3,635		$2,422		$(130)		$9,541

Basic and diluted net income (loss) per share	$0.16		$0.16		$0.10		$(0.01)		$0.41

Basic and diluted weighted average common shares outstanding	23,162		23,162		23,162		23,162		23,162
Change in Comparable Restaurant Sales: (d)
Pollo Tropical	13.5%		10.7%		7.9%		7.8%		9.9%
Taco Cabana	2.0%		4.5%		5.3%		2.7%		3.7%

(a)	Percentages are based on restaurant sales.
(b)	Restaurant wages and related expenses include stock-based compensation expense of $5, $7, $3 and $3 for the respective three month period and $18 for the year ended December 31, 2011. General and administrative expenses include stock-based compensation expense of $411, $436, $437 and $406 for the respective three month period, and $1,690 for the year ended January 1, 2012.
(c)	General and administrative expenses include expenses related directly to Fiesta Restaurant Group and corporate expenses allocated from Carrols (parent company of Fiesta until May 7, 2012). Such allocated expenses are for administrative support including executive management, information systems and certain accounting, legal and other administrative functions. Following the spin-off, the Company performs these functions or purchases services from either Carrols (under the Transition Services Agreement) or third parties. General and administrative expenses included $174, $108, $130 and $567 of allocated expenses related to the spin-off from Carrols for respective three month periods and $979 for the year ended January 1, 2012.
(d)	Restaurants are included in comparable restaurant sales after they have been open for 18 months.